Exhibit  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to Valley National Bancorp’s Current Report on Form 8-K of our report dated August 28, 2019 on the consolidated financial statements of Oritani Financial Corp. as of June 30, 2019 and 2018 and for the three years in the period ended June 30, 2019 appearing in the Annual Report on Form 10-K of Oritani Financial Corp. for the year ended June 30, 2019. In addition, we consent to the incorporation by reference of said report in the Registration Statements of Valley National Bancorp on Form S-3ASR (File No. 333-223918) and on Form S-8 (File Nos. 333-77673, 333-124215, 333-133430, 333-159050, 333-178867, 333-211060, 333-222345 and 333-235333).

/s/ Crowe LLP
Livingston, New Jersey
February 4, 2020.